Exhibit 99.1

Arena Pharmaceuticals Reports Second Quarter 2016 Financial Results

and Provides Corporate Update

- Advancing Three Phase 2 Clinical Candidates –

- Conference Call and Webcast Scheduled for Today at 4:30 p.m. Eastern Time -

San Diego, CA – (PRNewswire) – August 8, 2016 — Arena Pharmaceuticals, Inc. (Nasdaq: ARNA), today reported financial results for the second quarter ended June 30, 2016, and provided a corporate update.

“We are continuing to successfully execute the turnaround and transition of Arena from a historically research-oriented organization to a high performing clinical development organization focused on maximizing the value of our assets – this includes re-orienting priorities, building requisite capabilities and establishing key linkages to the physician community,” said Amit Munshi, Arena’s President and CEO. “With our three proprietary clinical programs, we are committed to developing our pipeline in a time and cost conscious manner to deliver first, or best-in-class, compounds. Our strong quarter-end cash position of $122.0 million in addition to the workforce reductions supports the advancement of our clinical stage programs.”

“In addition to our on-going Phase 2 programs for etrasimod and ralinepag, we are excited to announce that APD371 will be evaluated in a Phase 2 program for the treatment of pain associated with Crohn’s disease, which we expect to initiate early in 2017. We are working to unlock the value in our portfolio, including these three Phase 2 programs, as well as supporting our multiple collaborations which span a marketed product, a Phase 2 program, a Phase 1 program and a preclinical program,” Munshi concluded.

Clinical Update

•	Etrasimod (APD334)

•	Etrasimod is currently being evaluated in a Phase 2 clinical trial for ulcerative colitis.

•	The Company expects Phase 2 data in the fourth quarter of 2017.

•	The United States Adopted Names (USAN) Council has approved the nonproprietary name etrasimod for APD334.

•	APD371

•	Favorable results were reported in April from a Phase 1b multiple-ascending dose clinical trial of APD371, a highly selective and full agonist of the cannabinoid 2 (CB2) receptor.

•	APD371 will next be evaluated in a Phase 2 clinical trial for the treatment of pain associated with Crohn’s disease. The Company anticipates initiating the trial in early 2017.

•	Ralinepag (APD811)

•	Ralinepag is currently being evaluated in a Phase 2 clinical trial for pulmonary arterial hypertension (PAH).

•	The Company expects Phase 2 data mid-year 2017.

Collaborations Update

•	Eisai, Ltd. and Eisai Inc.

•	In connection with two regulatory approvals subsequent to the second quarter, Arena will receive $11.0 million in milestone payments from Eisai:

•	On July 14, we announced the Federal Commission for the Protection Against Sanitary Risk (COFEPRIS) approved lorcaserin HCl in Mexico. The product will be sold under the brand name VENESPRI®.

•	On July 19, we announced the U.S. Food and Drug Administration (FDA) approved the New Drug Application (NDA) for BELVIQ XR® (lorcaserin HCl) CIV extended-release 20 mg tablets.

Corporate Update

•	Kevin R. Lind appointed as Executive Vice President and Chief Financial Officer, effective June 15, 2016.

•	U.S. workforce reduction announced, primarily in the areas of discovery research, manufacturing and administrative functions to focus the organization on its proprietary clinical pipeline. The Company estimates a reduced annualized cash expenditure of approximately $23-$25 million. In July, the Company also reduced the workforce in Arena GmbH, primarily in the areas of manufacturing and G&A. The Company estimates this will result in an additional reduced annual cash expenditure of approximately $2.1 million.

Second Quarter 2016 Financial Results

•	Revenues totaled $9.5 million, including $4.3 million in net product sales of BELVIQ

•	Research and development expenses totaled $18.5 million

•	General and administrative expenses totaled $8.5 million

•	Restructuring charges totaled $6.1 million, including non-cash charges of $1.0 million

•	Net loss was $27.2 million or $0.11 per share

•	At June 30, 2016, cash and cash equivalents totaled $122.0 million and approximately 243 million shares of Arena common stock were outstanding

2016 Corporate Guidance Update

•	R&D expenses between $78 to $84 million, including non-cash expenses of approximately $9 million

•	G&A expenses between $27 to $33 million, including non-cash expenses of approximately $7 million

•	The Company believes the costs reductions and strategic shift in priorities will allow it to manage its cash through completion of Phase 2 clinical trials for its three internal clinical stage programs.

Conference Call & Webcast Information

The Company will host a conference call and live webcast with the investment community today, Monday, August 8, 2016 at 4:30 p.m. ET to discuss the financial results and provide a corporate update.

When: August 8, 2016, 4:30 p.m. ET

Dial-in: (877) 643-7155 (United States) or (914) 495-8552 (International)

Conference ID: Arena Pharmaceuticals Second Quarter 2016 Conference Call

Please join the conference call at least 10 minutes early to register.

You can access the live webcast under the investor relations section of Arena’s website at: www.arenapharma.com.

A replay of the conference call will be archived under the investor relations section of Arena’s website at www.arenapharm.com for 30 days shortly after the call.

About Arena Pharmaceuticals

We are a biopharmaceutical company focused on developing novel, small molecule drugs across a range of therapeutic areas. We have three primary proprietary clinical programs: Etrasimod (APD334) in Phase 2 evaluation for ulcerative colitis, APD371 entering Phase 2 evaluation for the treatment of pain associated with Crohn’s disease, and ralinepag (APD811) in Phase 2 evaluation for pulmonary arterial hypertension (PAH). Additionally, we have collaborations with four pharmaceutical companies: Eisai Co., Ltd. and Eisai Inc. (commercial stage), Axovant Sciences Ltd. (Phase 2 candidate), Ildong Pharmaceuticals Co., Ltd. (Phase 1 candidate), and Boehringer Ingelheim International GmbH (preclinical candidate).

Our US operations are located in San Diego, California. Our primary clinical operations are located in Zug, Switzerland, and our commercial manufacturing for BELVIQ is located in Zofingen, Switzerland.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the turnaround and transition; developing Arena’s pipeline, including ongoing Phase 2 programs for etrasimod and ralinepag and a new Phase 2 program for APD371; Arena’s workforce reductions and shift in priorities, including the expected reduced cash expenditures; the expected timing of clinical data [and initiating a new trial]; receiving milestone payments; managing cash through completion of Phase 2 trials for three programs; Arena’s focus, plans and strategy; the advancement and potential of Arena’s clinical programs and collaborations; and activities with Eisai and other collaborators. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: the risk that the cost and other negative effects related to the reduction of Arena’s workforce may be greater than anticipated; the risk that Arena may not realize the benefits expected from the workforce reduction or other cost control measures; risks related to developing and commercializing drugs; the risk that we may need additional funds to advance all of our programs, and you and others may not agree with the manner we allocate our resources; cash and revenues generated from BELVIQ, including the impact of competition; the risk that Arena’s revenues are based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and lorcaserin may not be approved for marketing in a different formulation or in any other territory; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for (or Arena or a collaborator may not pursue) further research and development, regulatory review or approval or continued marketing; Arena’s and third parties’ intellectual property rights; the timing, success and cost of Arena’s research and development and related strategy and decisions; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Contact:

Kevin R. Lind, Chief Financial Officer

klind@arenapharm.com

858.453.7200 x1716

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(Tables Follow)

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues
Net product sales	$4,263	$4,285	$7,781	$10,903
Other Eisai collaborative revenue	1,975	3,213	5,201	5,349
Toll manufacturing	1,025	1,390	2,048	1,736
Other collaborative revenue	2,249	293	4,329	3,449

Total revenues	9,512	9,181	19,359	21,437

Operating Costs & Expenses
Cost of product sales	851	1,303	3,279	4,494
Cost of toll manufacturing	1,758	1,812	2,946	2,214
Research & development	18,546	24,201	37,048	46,169
General & administrative	8,465	8,844	15,389	17,283
Restructuring charges	6,115	0	6,115	0

Total operating costs & expenses	35,735	36,160	64,777	70,160

Interest & Other Income (Expense)
Interest income	105	34	193	68
Interest expense	(1,619)	(1,754)	(3,298)	(3,450)
Gain (loss) from valuation of derivative liabilities	0	1,171	0	(378)
Other	554	721	(208)	1,381

Total interest & other income (expense), net	(960)	172	(3,313)	(2,379)

Net loss	$(27,183)	$(26,807)	$(48,731)	$(51,102)

Net loss per share:
Basic	$(0.11)	$(0.11)	$(0.20)	$(0.21)

Diluted	$(0.11)	$(0.11)	$(0.20)	$(0.21)

Shares used in calculating net loss per share:
Basic	243,076	242,067	242,976	238,903

Diluted	243,076	242,067	242,976	238,903

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30, 2016	December 31, 2015
	(unaudited)	[1]
Assets
Cash & cash equivalents	$121,986	$156,184
Accounts receivable	3,343	4,934
Inventory	9,472	9,502
Prepaid expenses & other current assets	4,971	4,218
Land, property & equipment, net	68,190	71,828
Intangibles & other non-current assets	9,885	10,126

Total assets	$217,847	$256,792

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$31,348	$25,493
Total deferred revenues	105,281	109,042
Total lease financing obligations & other long-term liabilities	67,659	68,715
Total stockholders’ equity	13,559	53,542

Total liabilities & stockholders’ equity	$217,847	$256,792

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.